UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 30, 2008

(Date of earliest event reported)

IMMUCELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12934	01-0382980
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

56 Evergreen Drive

Portland, ME 04103

(Address of principal executive offices and zip code)

(207) 878-2770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

In September 1995, the Board of Directors of the ImmuCell Corporation (the “Company”) adopted a Common Stock Rights Plan, the terms of which were set forth in a Rights Agreement between the Company and American Stock Transfer & Trust Co., as Rights Agent. Pursuant to the Rights Agreement, the Company has issued certain Rights to all holders of its Common Stock. Under the original terms of the Rights Agreement, the Rights were to expire on the earlier to occur of the Redemption Date (as defined) or the Final Expiration Date (defined to be September 19, 2005).

On June 8, 2005, the Board voted to authorize an amendment of the Rights Agreement to extend the Final Expiration Date by an additional three years, to September 19, 2008. As of June 30, 2005, the Company and the Rights Agent entered into an Amendment to the Rights Agreement, reflecting such extension. No other changes were made to the terms of the Rights.

On June 6, 2008, the Board voted to authorize an amendment of the Rights Agreement to extend the Final Expiration Date by an additional three years, to September 19, 2011 and to increase the ownership threshold for determining “Acquiring Person” status from 15% to 18%. As of June 30, 2008, the Company and the Rights Agent entered into an Amendment to the Rights Agreement, reflecting such extension and threshold increase. No other changes were made to the terms of the Rights.

ITEM 3.03	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

See Item 1.01 above.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

4.1B Second Amendment to Rights Agreement, dated as of June 30, 2008, between the Registrant and American Stock Transfer & Trust Co., as Rights Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2008	IMMUCELL CORPORATION

	By:	/s/ Michael F. Brigham
Michael F. Brigham
President and Chief Executive Officer